Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call EVENT DATE/TIME: NOVEMBER 18, 2015 / 01:00PM GMT

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

CORPORATE PARTICIPANTS

Parag Agarwal ON Semiconductor Corporation - VP of Corp. Development & IR

Keith Jackson ON Semiconductor Corporation - President, CEO & Director

Bernard Gutmann ON Semiconductor Corporation - EVP, CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

John Pitzer Credit Suisse - Analyst

Steve Smigie Raymond James - Analyst

Ross Seymour Deutsche Bank - Analyst

Shawn Harrison Longbow Research - Analyst

Ian Ing MKM Partners - Analyst

Christopher Rolland FBR & Co. - Analyst

Craig Ellis B. Riley & Co. - Analyst

Kevin Cassidy Stifel Nicolaus - Analyst

Craig Hettenbach Morgan Stanley - Analyst

Gabriela Borges Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the ON Semiconductor conference call. My name is Joyce and I will be your operator for today. (Operator Instructions). I would now like to turn the conference over to host for today, Parag Agarwal, Vice President of Corporate Development and Investor Relations. Please proceed.

Parag Agarwal - ON Semiconductor Corporation - VP of Corp. Development & IR

Thank you, Joyce, and good morning, everyone. Welcome to ON Semiconductor Corporation’s conference call to discuss proposed acquisition of Fairchild Semiconductor International. Joining me today are Keith Jackson, President and CEO, and Bernard Gutmann, our Chief Financial Officer.

Earlier today we distributed a press release announcing ON Semiconductor’s plan to acquire Fairchild Semiconductor, a leader in energy-efficient power and analog semiconductor solutions. The press release and the supplemental presentation slides summarizing the transaction are available in the Investors section of ON Semiconductor’s website at www.onsemi.com. This call is being webcast on the Investors section of our website. It will also be archived for approximately a year in the Investors section of our website.

During the course of this conference call we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words believe, estimate, project, anticipate, intend, may, expect, will, plan, should or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially from projections.

Important factors which can affect our business, including factors that could cause actual results to differ from our forward-looking statements, are described in Form 10-Ks, Form 10Qs and other filings with the Securities and Exchange Commission. Additional factors are described in our earnings release for the third quarter of 2015. Our estimates may change and the company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors, except as required by law.

Now let me turn it over to Keith Jackson, who will provide a strategic overview of the transaction. Keith?

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Thank you, Parag, and good morning, everyone. Let me start out I think that we are very excited about the strategic opportunities and financial benefits our acquisition of Fairchild Semiconductor will create for us going forward. We believe that this transaction will create significant value for our customers, shareholders and employees.

I also take this opportunity to reiterate our commitment to our capital return policy and our share repurchase program. This acquisition increases our leverage, but we believe that the strong free cash profile of the combination of these two companies should enable us to continue to return capital to our shareholders while deleveraging quickly.

I will not expand on the strategic and financial rationale driving this transaction. The primary motivation behind this transaction is to create a combination based on sound strategic rationale and solid and credible financial outcome for our shareholders. With acquisition of Fairchild Semiconductor, we combine two large cash flow generating businesses to create a premier power and analog semiconductor company.

This transaction significantly enhances the capabilities of our Company to be more competitive in the rapidly consolidating semiconductor industry. This acquisition’s primary objective is to add to our capabilities in the medium to high voltage segment of the semiconductor market.

In addition, we do benefit from significantly improved scale in the analog and power semiconductor market. The product portfolios of the two companies are highly complementary with minimal revenue overlap. The complementary nature of the product portfolios of the two companies allows us to further enhance our value proposition to our customers and channel partners by offering solutions across the entire voltage spectrum.

From a financial perspective the acquisition of Fairchild Semiconductor will be immediately accretive to our non-GAAP EPS. Non-GAAP EPS excludes the impact of items such as restructuring expenses, amortization of intangibles, fair value step-up of inventory and other unusual items. We expect to achieve annual cost savings of approximately $150 million within 18 months of the close of this transaction.

These synergies should significantly increase our free cash flow potential within six months of the close of transaction. Even though the two companies have complementary product portfolios, they serve similar end markets and similar set of customers in similar geographies. There is a lot of commonality between the manufacturing and logistics operations of the two companies.

Given the sizable similarities between the two companies we feel very confident in our ability to achieve our synergy target of $150 million. Bernard will provide additional details on the financial aspects of this transaction in his prepared remarks.

As I mentioned earlier, increasing our capabilities in the power semiconductor market was the key factor driving this transaction. Fairchild Semiconductor brings to us strong capabilities in the high-voltage and medium voltage power semiconductor market and these capabilities strongly complement ON Semiconductor’s strength in the low voltage and small signal market.

The combined company will be able to address a broad spectrum for growing applications in the industrial, automotive and smartphone end markets. Given the focus of the two companies on different ranges of voltage spectrum, the product and revenue overlap between the two companies is very minimal.

In addition to significantly enhancing our capabilities in the medium- to high-voltage market, Fairchild significantly enhances our scale. With the acquisition of Fairchild Semiconductor, ON Semiconductor will be among the top 10 non-memory semiconductor companies worldwide with annual revenue of approximately $5 billion.

In the power semiconductor discrete market the combined company will leapfrog to the second position in terms of market share. The increased scale, complemented by a broad product portfolio across the voltage spectrum, significantly increases our strategic relevance to our customers, suppliers, and channel partners.

The acquisition of Fairchild Semiconductor significantly expands our footprint in our target strategic end markets, which include industrial, automotive, and communications. Over the last 12 months approximately 70% of revenue of the combined company came from the industrial, automotive and communication markets.

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Fairchild Semiconductor’s strong capabilities in the mid- to high-voltage power semiconductor market should help us accelerate our growth in these strategic end markets. The combined company with a broad product portfolio and strong channel presence will be well positioned to deliver a compelling value proposition to our customers in the industrial, automotive and communications end markets.

With that, let me now turn the call over to Bernard to go over additional details of the acquisition. Bernard?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

Thank you, Keith, and good morning, everyone. Let me start by going over the details of the transaction.

ON Semiconductor will commence a cash tender offer to acquire Fairchild Semiconductor’s outstanding shares of common stock for $20 per share. The offered price of $20 represents a premium of approximately 12% based on the last closing price of Fairchild Semiconductor’s share of common stock on November 17, 2015. The total equity value of this transaction is approximately $2.4 billion and on enterprise value basis the value of this transaction is approximately $2.3 billion.

We expect that this transaction will close in the second quarter of 2016 subject to customary closing conditions. We expect the acquisition to be immediately accretive to our non-GAAP EPS. As we integrate Fairchild Semiconductor’s operations into ours and begin to realize the benefit from synergies we expect to see a high level of accretion — a very high level of accretion. The integration process should begin immediately after close and meaningful benefits from synergies should be visible within a couple of quarters.

Moving on to synergies, we expect to achieve synergies of $150 million within 18 months after the close of the transaction. As stated previously, given the highly complementary product portfolios of the two companies, we’re expecting minimal revenue dissynergies.

Of the $150 million of synergies approximately $120 million will come from operating expenses and the remaining $30 million will come from cost of goods sold. We expect to see significant impact on synergies within one or two quarters after the close of the transaction.

As Keith mentioned in his prepared remarks, we are very confident in our ability to generate the targeted synergies as the two companies operate in very similar markets and have a common customer base. Despite having a different but complementary product portfolio, Fairchild Semiconductor has a very similar manufacturing and logistics operations as ON Semiconductor.

COGS synergies of $30 million are expected to come from the rationalization of supply chain operations and the benefits from Fairchild Semiconductor’s manufacturing consolidation plan. We are taking a conservative approach in our COGS related synergy estimates and we are not including the impact of measures such as further consolidation of Fairchild Semiconductor’s manufacturing facilities into ON Semiconductor’s network.

We do however see a significant upside to COGS related synergies from deleveraging our manufacturing — from leveraging our manufacturing scale, both in front end and back end manufacturing. We will provide updates on additional manufacturing synergies as we finalize our integration plan.

On the operating expense front, elimination of duplicate SG&A functions across the two companies should generate significant expense reduction. There are significant redundancies in the R&D expenses of the two companies as both have been investing to grow in identical areas.

The combined Company will also have strong technological expertise throughout the power spectrum and across various applications. This combination gives us a formidable IP portfolio with approximately 5,500 US patents and 10,000 worldwide patents.

When put together the two companies have a highly attractive financial model. Based on the last 12 months, the combined company would have reported revenue of approximately $4.9 billion.

Including the impact of $150 million of expected annual synergies and excluding the impact of restructuring, amortization of intangibles, market value step-up of inventory, and other unusual items, in the last 12 months the combined company would have reported operating margin of 13%, adjusted EBITDA of approximately $1 billion excluding the impact of stock-based compensation, and free cash flow of approximately $430 million.

We intend to finance this transaction with $2.4 billion of new term loan. As part of the transaction, we would also put in place a $300 million revolving credit facility. Not including the $300 million revolving credit facility, we will have approximately $500 million of liquidity to run our operations after the close of this transaction.

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

We expect the blended interest-rate of the term loan to be in the range of 4% to 4.5% based on current market rates. As Keith mentioned in his prepared remarks, we remain committed to our capital return policy and our share repurchase program.

Additionally, we aim to quickly delever and are targeting a net leverage ratio of two times within two years of close of the transaction. The financial facilities put in place to fund this acquisition allow us to continue with our share repurchase program.

The transaction is subject to regulatory approvals in various jurisdictions and customary closing conditions, as well as the successful completion of the tender offer. We currently expect the transaction to close in the second quarter of calendar year 2016. We plan to provide more specific guidance once the transaction has closed and integration planning is complete. With that, let me now turn the call over to Keith. Keith?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Thanks, Bernard. As we stated earlier, we are very excited about the benefits that the acquisition of Fairchild Semiconductor will bring to our customers, shareholder and employees. I would like to take this opportunity to thank the people at Fairchild Semiconductor for their efforts and cooperation in this process and look forward to working with them in the future. This concludes our prepared remarks and we will now take your questions. Joyce, please open up the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). John Pitzer, Credit Suisse.

John Pitzer - Credit Suisse - Analyst

Keith, I’m just wondering you talked a little bit about there not being much revenue overlap. Wonder if you could actually quantify how much revenue overlap you think there is between the two companies?

And then secondly, can you talk a little bit about potential revenue synergies here? Where is Fairchild strong that can pull you into and where is ON strong where you can pull Fairchild into?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Sure. So overlap-wise from a revenue perspective we think quite small means less than $100 million worth of overlap. And even in those overlap cases it is not necessarily the same customer base that represents that overlap. So we’re actually very confident here that we are in pretty good shape on the revenue side.

From a synergy perspective there is a lot of places. Because the portfolios are complementary their customer profile does have some customers in it where we are not very strong and vice versa. And so when we look at, for example, providing a power supply solution, the combination of the two companies’ products can give a complete solution for that and we would be going to our customers with that approach.

John Pitzer - Credit Suisse - Analyst

That’s helpful. And Keith, maybe as my follow-up, you guys have clearly had a couple of missteps with past acquisitions and you have been much more focused on the capital return story. I am just kind of curious given those two issues why this deal. Why now? Was it a competitive bid? Can you help me understand a little bit behind the background of the deal?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Yes. So as we have mentioned for some time now, we do prefer doing the tuck-ins. We think capital return makes the most sense. However, the competitive dynamics in the industry is changing quickly. Consolidation would greatly change our competitive position and as there was a process here and this was a company that looked like it was going to do a transaction, we felt that the competitive dynamics made the most sense for us to do the deal rather than sit by and watch.

John Pitzer - Credit Suisse - Analyst

Thank you, guys.

Operator

Steve Smigie, Raymond James.

Steve Smigie - Raymond James - Analyst

So, Keith, as you mentioned, it looks like the industry is pretty rapidly consolidating. Strategically it seems like you sort of had to do this deal. Is it your sense that there is more consolidation to come in similar type parts out there?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes. We believe the industry will continue to consolidate at a pretty good clip. As long as the rates in the financial markets remain relatively low and growth in the overall industry also remains low, we think it is inevitable there will be further consolidation.

Steve Smigie - Raymond James - Analyst

And I think one of the key pieces here is — Bernard mentioned is that in your COGS assumptions you haven’t talked about any sort of further factory consolidation. You guys have always been one of the leaders in terms of getting your manufacturing footprint down to a few major facilities. So can you talk about any future potential that could possibly happen there?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

The answer is there are certainly many possibilities. We have chosen not to include those because we don’t believe that any significant actions beyond what Fairchild is already taking will make sense in the 18-month timeframe. So very simply, yes, we think there is lots of opportunities going forward. We have a much larger combined footprint for manufacturing facilities, but we did not include it because it doesn’t fit inside the 18-month window.

Steve Smigie - Raymond James - Analyst

Okay, great. And the final question was, as you showed in your slides, obviously Infineon has purchased IRF. What would you see as your advantages with the combined Fairchild versus those guys? How do you think you win now with your greater scale?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Well, greater scale is certainly a big piece of that. It makes us kind of a number two guy from a total market share perspective. But I think more broadly we have got a great analog portfolio to complement the power discrete portion at every voltage range. And so, I think it is the strength of our analog and digital control piece that gives us a pretty compelling advantage for our customers.

Steve Smigie - Raymond James - Analyst

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Great, thank you.

Operator

Ross Seymour, Deutsche Bank.

Ross Seymour - Deutsche Bank - Analyst

Just wanted to talk a little bit about — like a question earlier. You had talked about prioritizing capital returns to investors and now you are doing this deal. I guess a little more details on how you are going to still return cash to shareholders.

You had that $1 billion plan in place that you were running ahead of plan on over four years. Talk a little bit about what you think the piece of share repurchase plans can be going forward given this deal?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

Thank you, Ross, this is Bernard. Yes, so we are still committed to doing our $1 billion program over four years. And, yes, we are ahead. We have done $352 million in the first 10 months of operation.

We expect to continue over the next two years, about maybe a slight slower pace, and then reaccelerate as the leverage gets below a certain level. But even in the short-term we still expect to continue being able to do that and there is room for both.

Ross Seymour - Deutsche Bank - Analyst

And I guess as my follow-up, if the strategic rationale behind doing a bigger deal was that consolidation could kind of force your hand, and I have no doubt that the consolidation was occurring, the pricing side of the equation seems like — is that something that you will have better control on? And what are your assumptions on the ability to control pricing going forward?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes, I don’t think there is any. Basically the market is still highly fragmented. And the customers are quite large. So we would not plan any pricing into this transaction.

Ross Seymour - Deutsche Bank - Analyst

Great, thank you.

Operator

Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research - Analyst

Wanted to just delve into the synergies as well as the cost associated with that. Would the $150 million of synergies require $150 million of cash cost as well as what would be the associated cash cost?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

So, what we have modeled is half of the $150 million, $75 million.

Shawn Harrison - Longbow Research - Analyst

Okay. And how much of those synergies are ones that Fairchild already had in place? Because coming into 2016 there was about $26 million or $27 million of OpEx costs that they would realize year over year, and then about another potentially $50 million of COGS synergies. So, how much of the synergies are brand-new to the combined entity versus trailing synergies?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

So we believe that the amounts that we have baked into the $150 million is somewhere in the $20 million to $25 million. And the rest are all fresh new.

Shawn Harrison - Longbow Research - Analyst

Okay, perfect. And then more on the — I guess the initial commentary on the combined revenue front. The past couple years Fairchild, for a number of different factors, has struggled to grow here because Samsung shrunk by 10 points with them. They haven’t been targeting probably the correct industrial markets within industrial.

How do you turn around their growth profile knowing that your growth model has been — and target growth model is substantially above where they have been for the past few years?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes, I guess I cannot speak too much to their details today. But what I can tell you is we do believe what I said earlier on the synergy side for the revenues, there is some great potential. The products that complement each other and the account strengths that are slightly skewed between the two companies really gives us an opportunity to tactically go in and get more revenue growth.

Shawn Harrison - Longbow Research - Analyst

Okay, thank you.

Operator

Ian Ing, MKM Partners.

Ian Ing - MKM Partners - Analyst

Yes so, thank you. So Fairchild, they have been using the more aggressive sell-in revenue recognition at distributors. So will they be moving to sell-through? And is there some CRM or other investments required to move them?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

So, we obviously need to understand all the accounting dynamics of that. But as the industry or as the new rev rec rules basically force everyone to be on a sell-in starting in either early 2017 or early 2018, we believe in long run we will all be on a sell-in basis.

Ian Ing - MKM Partners - Analyst

Okay, so immediately will you move to — will everything move to sell-in after the acquisition?

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

Right now they are on sell-in and we will assess what needs to take place. But we know that in early 2017 or early 2018 we will all be on sell-in.

Ian Ing - MKM Partners - Analyst

Okay, so it sounds like you’ll keep them separate for now, separate revenue recognitions. And then moving on, I mean you talked about some very nice complements here on the power management side, on the power side. What about are there any standard products benefits?

I know in the past you talked about having the lowest cost structure in standard products, not really needing to consolidate that business. Perhaps are there any benefits on the standard product side?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes. We do expect that there will be some cost benefits in our standard product portfolios. And again though, we have not planned those currently into the synergies. We are a little early in that planning process.

Ian Ing - MKM Partners - Analyst

Okay, thank you.

Operator

Christopher Rolland, FBR & Company.

Christopher Rolland - FBR & Co. - Analyst

Congrats on the deal. So, I certainly understand some of the dynamics here, the industry dynamics. And obviously the biggest worry is that someone who doesn’t play by the same rules as you guys do, come in and disrupt what is already kind of a commodity industry.

But there are some other large power management product catalogs out there. And if just one were to slip into the wrong hands it could kind of completely change the industry. So how are you guys thinking about that? Where do we go from here?

Infineon seems to be consolidator, you guys, but maybe you don’t have enough firepower between the two of you guys. Are you worried about one of these catalogs getting away? And to what length are you kind of willing to go to stop this from happening?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Well, good questions. What I would say at this stage is the more important portfolios are now I think between the two consolidators you mentioned have now been addressed. Some of the other portfolios I think are of lesser significance in the greater scheme. But certainly there will be more consolidation and where that goes we will have to adjust and judge that as it comes along.

Christopher Rolland - FBR & Co. - Analyst

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Okay. And then I know you guys haven’t finalized yet, but perhaps you can give us some early thoughts on what you are going to do with Fairchild’s capacity. They had not only their equipped capacity, they also had unequipped floor space. How are you guys thinking about that? They were actually underutilizing their equipped floor space.

And then also in terms of the Panasonic JV that you guys have done, it seems pretty — on pretty favorable terms there. So with all these moving parts how are you thinking about internal versus external? How are you thinking about Fairchild’s capacity as well?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes. So, the unused capacity at Fairchild plus our Fujitsu joint venture give us the opportunity to lower our capital rates for our expansion. So, I think one of the biggest benefits is we will be able to operate more towards the lower end of our model rather than where we have been at the higher end in order to keep up with our growth. So, it really gives us an opportunity to reduce cash outlays for new capacity capital.

Christopher Rolland - FBR & Co. - Analyst

Okay, thank you so much, guys. Really appreciate it.

Operator

Craig Ellis, B. Riley.

Craig Ellis - B. Riley & Co. - Analyst

Congratulations on the deal, guys. With respect to the prior ON target financial model and gross margin bogie of 40%, how do we think about target financials now that you are entering into a significant transaction?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

So, we think in long run we still are going to be moving towards that same target, but we will be revisiting it as this is a significant set of new numbers that we have to digest and incorporate into the model.

Craig Ellis - B. Riley & Co. - Analyst

Is there anything that you see, Bernard, with respect to the Fairchild asset that would indicate that 40% isn’t possible for the combined entity?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

I don’t believe so.

Craig Ellis - B. Riley & Co. - Analyst

Okay, and then the follow-up is with respect to deal financing. In the deck the financing rate on the term loan looks very attractive at 4% to 4.5%. How confident are you that in the first half of next year that is the rate you will be able to get on the debt?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Well, those are the indicative terms we are getting from our banking group as well as what the current market rates are out there. Obviously we cannot predict what will happen in the financial markets. But these are the current — our current view of the world.

Craig Ellis - B. Riley & Co. - Analyst

Thank you very much, guys. Good luck.

Operator

Kevin Cassidy, Stifel.

Kevin Cassidy - Stifel Nicolaus - Analyst

My question also is around the manufacturing footprint. Would there be any changes to your back-end facilities with — taking in more of the Fairchild products or any closures there?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

Yes, I think we are not prepared to discuss that. As I mentioned, any actions we believe are outside the 18-month window. And we frankly would like to get some more details and planning in place before we make any announcements.

Kevin Cassidy - Stifel Nicolaus - Analyst

Okay, great. Congratulations.

Operator

(Operator Instructions). Craig Hettenbach, Morgan Stanley.

Craig Hettenbach - Morgan Stanley - Analyst

Just following up on the question on the ON’s target model. Just from — in terms of just timing, any help there as you combine these two companies in kind of your path to ultimately achieving that target model?

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

I think we need a little bit more time to revisit that target before we can have something that we can share.

Craig Hettenbach - Morgan Stanley - Analyst

Okay. And then just as a follow-up. Any concerns or issues about retention? Any kind of key people within Fairchild’s organization that you think you need that — to make this a successful deal?

Keith Jackson - ON Semiconductor Corporation - President, CEO & Director

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Yes, there is always key people that are important and we certainly want to make sure we are able to keep those people motivated and excited about being part of a new larger entity. And that will certainly be a focus of ours over the next few months.

Craig Hettenbach - Morgan Stanley - Analyst

Okay, thank you.

Operator

Gabriela Borges, Goldman Sachs.

Gabriela Borges - Goldman Sachs - Analyst

Maybe I will ask the question on COGS synergies in a slightly different way. If we think about the combined COGS profile of the Company, maybe you could give us a sense of how much is fixed versus variable costs? Maybe you could help us size variable costs either with respect to raw materials or procurement as a percentage of COGS just so we can get a better handle on what the supply-chain synergies bucket of that might be. Thanks.

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

So, really when we look at our profile we do about 80% of our manufacturing for ON legacy internally, a little bit less for the recent Aptina acquisition. Fairchild has a profile where they do a little bit more outside. So when we look at that we will have a — the combined will move our 80% to a slightly lower number. That is obviously without the potential for changes that Keith was mentioning earlier. So, we will become a little bit more variable, at least in the short run.

Gabriela Borges - Goldman Sachs - Analyst

That is helpful, thank you. And as a follow-up if I may, just on the target to achieve a net leverage ratio of about two times within two years of transaction close. Maybe you could help us understand what the normalized free cash flow profile of the combined company could look like and any cyclical risks or upside factors that could change that materially as we think about the next couple years. Thank you.

Bernard Gutmann - ON Semiconductor Corporation - EVP, CFO & Treasurer

So, yes, we are very confident that the combined entity will generate a very sizable amount of cash. We had been mentioning that on a standalone we are looking for a near- to mid-term goal of $400 million. If we combine the two we will be, as we mentioned, in the $600 million. At least right now on a pro forma basis with synergies we can get into the $700 million level.

Gabriela Borges - Goldman Sachs - Analyst

That is helpful. Thanks very much.

Operator

There are no more questions in the queue at this time. I would now like to turn the call back over to Parag Agarwal. Please proceed.

Parag Agarwal - ON Semiconductor Corporation - VP of Corp. Development & IR

Thank you for joining us this morning. This concludes our call for today. Thank you.

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the consummation and benefits of the acquisition by ON Semiconductor Corporation (“ON Semiconductor”) of Fairchild Semiconductor International, Inc. (“Fairchild”). These forward-looking statements are based on information available to ON Semiconductor and Fairchild as of the date of this transcript and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the control of ON Semiconductor and Fairchild. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the tender offer; the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; there may be a material adverse change of ON Semiconductor or Fairchild, or our respective businesses may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; difficulties encountered in integrating Fairchild, including the potentially accretive and synergistic benefits; difficulties leveraging desired growth opportunities and markets; the possibility that expected benefits and cost savings may not materialize as expected; the prospect that the automotive and industrial sensor markets will not grow as rapidly as currently anticipated; the variable demand and the aggressive pricing environment for semiconductor products; the adverse impact of competitive product announcements; revenues and operating performance; changes in overall economic conditions and markets, including the current credit markets; the cyclical nature of the semiconductor industry; changes in demand for ON Semiconductor or Fairchild products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation, including with respect to intellectual property matters; risks associated with acquisitions and dispositions; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; changes in generally accepted accounting principles; risks related to new legal requirements; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in

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NOVEMBER 18, 2015 / 01:00PM GMT, ON - ON Semiconductor Corp To Acquire Fairchild Semiconductor M&A Call

ON Semiconductor’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) on February 27, 2015, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings of ON Semiconductor with the SEC. These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date and ON Semiconductor does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit ON Semiconductor’s corporate website, www.onsemi.com, or for official filings visit the SEC’s website, www.sec.gov.

Tender Offer

The tender offer for the outstanding shares of common stock of Fairchild has not yet commenced. This transcript is for informational purposes only and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. At the time the tender offer is commenced, ON Semiconductor and a wholly-owned subsidiary of ON Semiconductor will file a tender offer statement on Schedule TO with the SEC, and Fairchild will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. INVESTORS AND SECURITY HOLDERS OF FAIRCHILD ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such materials will be made available to Fairchild’s stockholders at no expense to them through the Secretary, ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, Arizona 85008. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

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